Exhibit 5

511 Union Street, Suite 2700 P.O. Box 198966 Nashville, TN 37219-8966	615.244.6380 main 615.244.6804 fax wallerlaw.com

October 18, 2016

CAPSTONE TURBINE CORPORATION
21211 Nordhoff Street
Chatsworth, CA 91311

Re:                             Registration Statement on Form S-3 (No. 333-203431)

Ladies and Gentlemen:

We have acted as counsel to Capstone Turbine Corporation, a Delaware corporation (the “Company”), in connection with the registered offering by the Company of up to 3,600,000 shares (the “Shares”) of its common stock, par value $0.001 per share (“Common Stock”), Series B warrants to purchase up to 2,700,000 shares of Common Stock (the “Warrants”) and up to 2,700,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and, together with the Shares and the Warrants, the “Securities”). The Securities have been registered pursuant to a Registration Statement on Form S-3 (Registration Number 333-203431) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), a related prospectus, dated as of June 23, 2015 (the “Prospectus”), and a prospectus supplement, to be dated as of October 18, 2016 (the “Prospectus Supplement”).  The Shares and the Warrants are to be issued pursuant to a securities purchase agreement, dated as of October 18, 2016 (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that:

(i)            the Shares, when issued and delivered against payment therefor in accordance with the Purchase Agreement, will be duly and validly issued and fully paid and non-assessable;

(ii)           the Warrants, when issued and delivered against payment therefor in accordance with the Purchase Agreement, will constitute valid, binding and enforceable obligations of the Company; and

(iii)          the Warrant Shares, when issued and delivered against payment of the applicable exercise price in accordance with the terms of the Warrants, will be duly and validly issued and fully paid and non-assessable.

The opinion expressed in clause (ii) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general principles of equity.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as Exhibit 5 to the Registration Statement.  We also consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP